EXHIBIT 2.9

                          FIRST AMENDMENT TO THE
                         ASSET PURCHASE AGREEMENT

THIS FIRST AMENDMENT TO THE ASSET PURCHASE AGREEMENT (the "Amendment") is made as of the 17th day of June, 2004, among TSL Acquisition Corp., a Delaware corporation (the "Buyer"), AMCON Distributing Company, a Delaware corporation ("AMCON"), and Trinity Springs, Ltd., an Idaho corporation ("Seller").

                               Recitals

   A. Buyer, AMCON and Seller entered into that certain Asset Purchase Agreement, dated April 24, 2004 (the "Purchase Agreement"), pursuant to which Buyer agreed to purchase and Seller agreed to sell the Assets in accordance with the terms and conditions set forth therein. Unless otherwise defined herein, capitalized terms used herein shall have the meanings ascribed to them in the Purchase Agreement.

   B. Buyer, AMCON and Seller desire to amend the Purchase Agreement to: (i) increase the royalty payable by Buyer to Seller to the greater of $.03 per liter or 4% of Net Sales and (ii) provide for payment of certain consideration through the delivery of a cashier's check rather than the wire transfer of funds.

   C. Buyer, AMCON and Seller desire to replace the form of promissory note attached as Exhibit I to the Purchase Agreement with a new form of promissory note attached to this Amendment as Exhibit I which will maintain a ten year amortization schedule but require the remaining principal and unpaid interest to be paid on the fifth anniversary of the date hereof.

   D. Buyer and AMCON are willing to proceed with the Closing without Buyer having obtained the Consents listed on Exhibit II attached hereto in reliance upon the agreement by Seller contained in the Amendment to use its Best Efforts to obtain such Consents as soon as reasonably practicable after the date hereof.

   E. Buyer, AMCON and Seller desire to memorialize the oral lease, which includes an option to purchase the subject property, for the office space described on Exhibit III attached hereto with a written lease that is consistent therewith and that includes other customary terms and conditions. Seller undertakes to use its Best Efforts to obtain such written lease as soon as practicable after the date hereof.

   F. Buyer, AMCON and Seller desire to replace disclosure schedules 2.2(h), 2.3(a)(iii), 2.8(a), 3.6, 3.14, 3.16(a), 3.21(a), 3.21(b), and 3.23(d) to the
Purchase Agreement with the new forms of such schedules attached to this Amendment as Exhibit IV.

       NOW, THEREFORE, for and in consideration of the premises referenced in the Recitals set forth above, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

            1.  Recitals.  The Recitals are hereby incorporated herein.
            2.  Amendments to Purchase Agreement.

                a. Except as expressly set forth herein, the Purchase Agreement remains unchanged and in full force and effect and may only be amended by written agreement of the parties.

                b. Section 2.4(a) of the Purchase Agreement is hereby deleted in its entirety and replaced with the following:

                   (a) One Million Dollars ($1,000,000.00) to be paid at Closing by delivery at the Closing of a cashier's check payable to the order of Seller;
                c. Section 2.7(b)(i) of the Purchase Agreement is hereby deleted in its entirety and replaced with the following:

                   (i) the sum of One Million Dollars ($1,000,000.00) plus eighty percent (80%) of Seller's estimate of the Inventory and Current Assets Purchase Price (as determined in accordance with Section 2.8(b)), which estimate will be delivered in writing to Buyer at least five (5) business days before the Closing Date, by delivery at Closing of a cashier's check payable to the order of Seller;

                 d. Section 2.8(e) of the Purchase Agreement is hereby deleted in its entirety and replaced with the following:

                     (e) Within three (3) business days after the calculation of the Inventory and Current Assets Purchase price becoming binding and conclusive on the parties pursuant to this Section 2.8, Buyer shall pay the remainder of the Inventory and Current Assets Purchase Price to Seller by delivery of a cashier's check payable to the order of Seller.

                 e. The first sentence of Section 11.1(a) of the Purchase Agreement is hereby deleted in its entirety and replaced with the following:

                     (a) As additional consideration for the sale, transfer, assignment and conveyance to Buyer of the Source Asset and the other Assets, after the Closing in perpetuity, Buyer shall pay Seller a royalty in an amount equal to the greater of (i) $.03 per liter of water that is extracted by Buyer or its affiliates or any Person acting through rights granted by Buyer or its affiliates from the Source Asset or any other Water Rights, existing now or in the future, on the Real Property or any Appurtenances thereto ("Trinity Water Rights"), or any adjacent properties from which Trinity Water Rights source water can be extracted for any commercial purposes, including, without limitation, sales, marketing, promotional purposes or any other commercial use or (ii) four percent (4%) of Net Sales (as such term is defined in Section 11.2) (such royalty is referred to as the "Water Royalty").

          3. New Form of Ten Year Note. Buyer, AMCON and Seller agree to replace the form of promissory note attached as Exhibit I to the Purchase Agreement with a new form of promissory note attached to this Amendment as
Exhibit I which will maintain a ten year amortization schedule but require the remaining principal and unpaid interest to be paid on the fifth anniversary of the date hereof.
          4. Best Efforts to Obtain Remaining Consents. Buyer and AMCON are willing to proceed with the Closing without Buyer having obtained the Consents listed on Exhibit II attached hereto in reliance upon the agreement by Seller contained in the Amendment to use its Best Efforts to obtain such Consents as soon as reasonably practicable after the date hereof.

          5. Memorialization of Oral Lease. Seller agrees to use its Best Efforts to obtain, as soon as practicable after the date hereof, a written lease memorializing the oral lease described on Exhibit III attached hereto (which includes an option to purchase the subject property) and that includes certain additional customary terms and conditions.

          6. Buyer, AMCON and Seller agree to replace disclosure schedules 2.2(h), 2.3(a)(iii), 2.8(a), 3.6, 3.14, 3.16(a), 3.21(a), 3.21(b), and
3.23(d) to the Purchase Agreement with the new forms of such schedules attached to this Amendment as Exhibit IV.

          7.  General Provisions

              a. Expenses. Except as otherwise provided in this Amendment, each party to this Amendment will bear its respective fees and expenses incurred in connection with the preparation, negotiation, execution and performance of this Amendment.

              b. Notices. All notices, Consents, waivers and other communications required or permitted by this Amendment shall be in writing and shall be deemed given to a party in the same manner as set forth in the Purchase Agreement.

              c. Jurisdiction; Service of Process. Any Proceeding arising out of or relating to the Purchase Agreement or this Amendment or any other matter contemplated hereby or thereby may be brought in the courts of the State of Idaho, County of Blaine, or, if it has or can acquire jurisdiction, in the United States District Court for the District of Idaho, and each of the parties irrevocably submits to the jurisdiction of each such court in any such Proceeding, waives any objection it may now or hereafter have to venue or to convenience of forum, and agrees that all claims in respect of the Proceeding may be heard and determined in any such court. The parties agree that either or both of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained agreement between the parties irrevocably to waive any objections to venue or to convenience of forum. Process in any Proceeding referred to in the first sentence of this section may be served on any party anywhere in the world.


              d. Enforcement of Amendment. Seller acknowledges and agrees that Buyer would be irreparably damaged if any of the provisions of this Amendment are not performed in accordance with their specific terms and that any Breach of this Amendment by Seller could not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which Buyer may be entitled, at law or in equity, it shall be entitled to enforce any provision of this Amendment by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent Breaches or threatened Breaches of any of the provisions of this Amendment, without posting any bond or other undertaking.

              e. Waiver; Remedies Cumulative. The rights and remedies of the parties to this Amendment are cumulative and not alternative. Neither any failure nor any delay by any party in exercising any right, power or privilege under this Amendment or any of the documents referred to in this Amendment will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Amendment or any of the documents referred to in this Amendment can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of that party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Amendment or the documents referred to in this Amendment.

              f. Entire Agreements and Modification. This Amendment, together with the Purchase Agreement and the documents referenced herein and therein, supersede all prior agreements, whether written or oral, between the parties with respect to its subject matter (including any letter of intent and any confidentiality agreement between Buyer and/or AMCON and Seller) and constitute (along with the Appendices, Schedules, Exhibits and other documents delivered pursuant to this Amendment or the Purchase Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Amendment may not be amended, supplemented, or otherwise modified except by a written agreement executed by the party to be charged with the amendment.

              g. Assignments, Successors and No Third-Party Rights. No party may assign any of its rights or delegate any of its obligations under this Amendment without the prior written consent of the other parties, except that Buyer may assign any of its rights and delegate any of its obligations under this Amendment to AMCON or any Subsidiary of AMCON; provided that such assignment shall not relieve AMCON of its obligations contained in this Amendment. Subject to the preceding sentence, this Amendment will apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Amendment will be construed to give any Person, other than the parties to this Amendment, any legal or equitable right, remedy or claim under or with respect to this Amendment or any provision of this Amendment, except such rights as shall inure to a successor or permitted assignee pursuant to this Section 7(g).

              h. Severability. If any provision of this Amendment is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Amendment will remain in full force and effect. Any provision of this Amendment held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

              i. Construction. The headings of Sections in this Amendment are provided for convenience only and will not affect its construction or interpretation. All references to "Sections" refer to the corresponding Sections of this Amendment.

              j. Governing Law. This Amendment will be governed by and construed under the laws of the State of Idaho without regard to conflicts-of-laws principles that would require the application of any other law.

              k. Execution of Amendment. This Amendment may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Amendment and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Amendment and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Amendment as to the parties and may be used in lieu of the original Amendment for all purposes. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

     IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

                                   TSL ACQUISITION CORP.

                                   By: William F. Wright
                                      --------------------------------
                                      Name:   William F. Wright
                                      Title:  Chairman of the Board and
                                              Chief Executive Officer


                                  AMCON DISTRIBUTING COMPANY

                                  By: William F. Wright
                                     ---------------------------------
                                     Name:   William F. Wright
                                     Title:  Chairman of the Board and
                                             Principal Executive Officer


                                 TRINITY SPRINGS, LTD.

                                 By: Dean Barney
                                    ----------------------------------
                                    Name:  Dean Barney
                                    Title: Chief Executive Officer



                                                            EXHIBIT I
See Promissory Note attached hereto.

                                                             EXHIBIT II
1.  Hammett Debt Consent
2.  Warm Springs Enterprise Lease
3.  U.S. Capital Garantomat Sleeve Machine
4.  New Connections Broker Agreement
5.  Modular Building Lease

                                                             EXHIBIT III

                            Description of Office Lease

                                                             EXHIBIT IV

                            See Schedules Attached Hereto